EXHIBIT 99.1

MEDIA CONTACT:	ANALYSTS CONTACT:
Pat D. Hemlepp	Julie Sloat
Director, Corporate Media Relations	Vice President, Investor Relations
614/716-1620	614/716-2885

FOR IMMEDIATE RELEASE

AEP EXPECTS FIRST-QUARTER GAAP AND ONGOING EPS OF APPROXIMATELY $0.68

Reaffirms 2007 ongoing earnings guidance range of between $2.85 and $3.05 per share

COLUMBUS, Ohio, April 19, 2007 - American Electric Power (NYSE: AEP) today said that it expects first-quarter 2007 earnings, prepared in accordance with Generally Accepted Accounting Principles (GAAP), and first-quarter 2007 ongoing earnings (earnings excluding special items) of approximately $0.68 per share. First-quarter 2006 GAAP earnings were $0.97 per share and first-quarter 2006 ongoing earnings were $0.96 per share.

AEP anticipated the decline in ongoing earnings for the quarter, when compared to the prior period, because of the expected earnings impact of the scheduled completion of environmental retrofit projects at two large coal-fired plants and the reduction in earnings contribution from three items that contributed to earnings in 2006.

“All in all, we believe that 2007 is off to a solid start, and we are quite encouraged by the success of the retrofit projects,” said Michael G. Morris, AEP’s chairman, president and chief executive officer. “After the retrofits, plant performance from both a production and an environmental perspective has been excellent.”

Environmental retrofits at the plants were completed in the quarter as scheduled. The retrofit projects, which installed additional emissions reductions systems, improve AEP’s fuel procurement flexibility by decreasing the company’s need for higher-cost low-sulfur coal. The projects, which increased operating and maintenance expenses when compared to the prior period, temporarily reduced the amount of generating capacity available in the first quarter. This reduction in available capacity, combined with the growth in utility sales to meet native load demand, brought an expected decrease in off-system sales opportunities in the quarter. The decline in off-system sales was partially offset by the increased utility sales and expanded utility gross margin, a result of rate relief achieved in a number of jurisdictions during the second half of 2006.

AEP has now completed environmental retrofits on approximately 90 percent of the 3,340 megawatts of generating capacity scheduled to receive selective catalytic reduction systems to reduce emissions of nitrogen oxides and more than 40 percent of the 6,740 megawatts of generating capacity scheduled to receive flue gas desulfurization systems to reduce emissions of sulfur dioxide.

AEP planned for an approximately $0.20 per share decline in first-quarter 2007 ongoing earnings from items that contributed to the 2006 results but would be reduced or absent in 2007. The items were:

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Elimination of the Seams Elimination Charge Adjustment, or SECA rates, that contributed to transmission gross margin in 2006 but ended on April 1, 2006, in various AEP jurisdictions in the East; the rates were put into place in December 2004 by the Federal Energy Regulatory Commission to offset the loss of through-and-out rates brought by a change in the commission’s authorized tariffs.

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A reduction in the earnings-sharing payment from Centrica, the final payment from AEP’s participation in a multi-year earnings-sharing mechanism established in 2002 when AEP sold its Texas retail electricity providers to Centrica.

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The reduction in gross margin from a sale of emissions credits that contributed to first-quarter 2006 earnings. “With emissions credits, we’re opportunists and not regular market participants,” Morris said. “We sold credits last year when we saw an opportunity to take advantage of incredibly high prices in the marketplace. We did not expect that opportunity to be repeated this year.”

       AEP, which will release first-quarter earnings details on Thursday, April 26, reaffirmed its ongoing guidance range for 2007 of between $2.85 and $3.05 per share. In providing ongoing earnings guidance, there could be differences between ongoing earnings and GAAP earnings for matters such as, but not limited to, divestitures or changes in accounting principles. AEP management is not able to estimate the impact, if any, on GAAP earnings of these items. Therefore, AEP is not able to provide a corresponding GAAP equivalent for earnings guidance.

The company has scheduled a conference call for 9:00 a.m. EDT Thursday, April 26, to discuss the first-quarter 2007 earnings announcement with financial analysts. The call will broadcast live over the Internet at http://www.aep.com/go/webcasts . The webcast will include audio of the conference call as well as visuals of charts and graphics referred to by AEP management during the call. The call will be archived on http://www.aep.com/go/webcasts for use by those unable to listen during the live webcast. Minimum requirements to listen to broadcast: The Windows Media Player software, free from http://windowsmedia.com/download, and at least a 56Kbps connection to the Internet.

American Electric Power is one of the largest electric utilities in the United States, delivering electricity to more than 5 million customers in 11 states. AEP ranks among the nation’s largest generators of electricity, owning nearly 38,000 megawatts of generating capacity in the U.S. AEP also owns the nation’s largest electricity transmission system, a nearly 39,000-mile network that includes more 765 kilovolt extra-high voltage transmission lines than all other U.S. transmission systems combined. AEP’s transmission system directly or indirectly serves about 10 percent of the electricity demand in the Eastern Interconnection, the interconnected transmission system that covers 38 eastern and central U.S. states and eastern Canada, and approximately 11 percent of the electricity demand in ERCOT, the transmission system that covers much of Texas. AEP’s utility units operate as AEP Ohio, AEP Texas, Appalachian Power (in Virginia and West Virginia), AEP Appalachian Power (in Tennessee), Indiana Michigan Power, Kentucky Power, Public Service Company of Oklahoma, and Southwestern Electric Power Company (in Arkansas, Louisiana and east Texas). AEP’s headquarters are in Columbus, Ohio.

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This report made by AEP and its Registrant Subsidiaries contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Although AEP and each of its Registrant Subsidiaries believe that their expectations are based on reasonable assumptions, any such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are: electric load and customer growth; weather conditions, including storms; available sources and costs of, and transportation for, fuels and the creditworthiness of fuel suppliers and transporters; availability of generating capacity and the performance of AEP’s generating plants; AEP’s ability to recover regulatory assets and stranded costs in connection with deregulation; AEP’s ability to recover increases in fuel and other energy costs through regulated or competitive electric rates; AEP’s ability to build or acquire generating capacity when needed at acceptable prices and terms and to recover those costs through applicable rate cases or competitive rates; new legislation, litigation and government regulation including requirements for reduced emissions of sulfur, nitrogen, mercury, carbon, soot or particulate matter and other substances; timing and resolution of pending and future rate cases, negotiations and other regulatory decisions (including rate or other recovery for new investments, transmission service and environmental compliance); resolution of litigation (including pending Clean Air Act enforcement actions and disputes arising from the bankruptcy of Enron Corp. and related matters); AEP’s ability to constrain operation and maintenance costs; the economic climate and growth in AEP’s service territory and changes in market demand and demographic patterns; inflationary and interest rate trends; AEP’s ability to develop and execute a strategy based on a view regarding prices of electricity, natural gas and other energy-related commodities; changes in the creditworthiness of the counterparties with whom AEP has contractual arrangements, including participants in the energy trading market; actions of rating agencies, including changes in the ratings of debt; volatility and changes in markets for electricity, natural gas and other energy-related commodities; changes in utility regulation, including the potential for new legislation or regulation in Ohio and/or Virginia and membership in and integration into regional transmission organizations; accounting pronouncements periodically issued by accounting standard-setting bodies; the performance of AEP’s pension and other postretirement benefit plans; prices for power that AEP generates and sell at wholesale; changes in technology, particularly with respect to new, developing or alternative sources of generation; other risks and unforeseen events, including wars, the effects of terrorism (including increased security costs), embargoes and other catastrophic events.